Exhibit (e)(1)(i)

AMENDED SCHEDULE A

with respect to the

DISTRIBUTION AGREEMENT

between

VOYA VARIABLE PORTFOLIOS, INC.

and

VOYA INVESTMENTS DISTRIBUTOR, LLC

Name of Fund

Voya Global High Dividend Low Volatility Portfolio

Voya Index Plus LargeCap Portfolio

Voya Index Plus MidCap Portfolio

Voya Index Plus SmallCap Portfolio

Voya International Index Portfolio

Voya RussellTM Large Cap Growth Index Portfolio

Voya Russell™ Large Cap Index Portfolio

Voya RussellTM Large Cap Value Index Portfolio

Voya RussellTM Mid Cap Growth Index Portfolio

Voya Russell™ Mid Cap Index Portfolio

Voya Russell™ Small Cap Index Portfolio

Voya Small Company Portfolio

Voya U.S. Bond Index Portfolio